Exhibit 99.2

[Peoples Bancorporation, Inc. Logo]

[Text of Letter]

December 20, 2011

Dear Shareholder,

Yesterday, Peoples Bancorporation, Inc. entered into a definitive merger agreement with SCBT Financial Corporation under which SCBT will acquire Peoples Bancorporation.  The transaction is expected to close in April of 2012 once we receive shareholder and regulatory approval.

SCBT has been well known to our company for quite some time, and we believe we could not find a better fit in terms of culture, philosophy, financial stability, commitment to communities, and access to a statewide branch network.  Our two companies share the philosophy of growing our deposits by establishing relationships built on trust and delivering customer service that is second to none.

Several factors were considered on behalf of our shareholders in making this important decision.  The prospects of improved liquidity of our stock and a return of a cash dividend as well as a higher stock price which would better reflect our company’s performance were all considerations.

In today’s banking environment, banks have to remain competitive and we believe this merger is in the best interest of our shareholders, customers and employees.  After the merger, our combined company will have approximately $4.5 billion in assets, $3.7 billion in total deposits, $3.2 billion in total loans, and a network of 78 branches in the Carolinas and Georgia.  Post merger, we will be the 6th largest bank in South Carolina and the 7th largest bank in the Upstate, with 28 offices along the I-85 corridor.

A press release issued today announcing the merger is attached for your review.  You will be receiving additional information about the merger in the coming weeks.  If you have any questions or want to discuss the merger, please call me at(864) 850-7399 .  You may also contact Robert Dye, CFO at (864) 850-5124 or Bill West, EVP at (864) 850-5155.

We are a great banking organization and so is SCBT.  Together, we can be even better.  We are excited to be joining SCBT and look forward to continuing our legacy of service in the Upstate.

Sincerely,

L. Andrew Westbrook, III
President and CEO
Peoples Bancorporation, Inc.

George B. Nalley, Jr.
Chairman of the Board
Peoples Bancorporation, Inc.